EXHIBIT 99.1

The Medicines Company
8 Sylvan Way
Parsippany, NJ 07054 USA

Contacts:

Media:
Bob Laverty, +1 973-290-6162
Mobile +1 609-558-5570
Vice President, Communications
Robert.Laverty@themedco.com

or

Investor Relations:
Krishna Gorti, MD, +1 973-290-6122
Vice President, Investor Relations
Krishna.Gorti@themedco.com

FOR IMMEDIATE RELEASE:

Glenn Sblendorio To Retire as President and Chief Financial Officer from The Medicines Company

PARSIPPANY, N.J.--Dec. 9, 2015-- The Medicines Company (NASDAQ:MDCO) announced today that Glenn Sblendorio, President and Chief Financial Officer, will retire from the company effective March 31, 2016. As of January 1, 2016, Mr. Sblendorio will be relinquishing his seat on the Board of Directors and his operational responsibilities will be assumed by others within the company. William O’Connor, Senior Vice President & Chief Accounting Officer, who has been with The Medicines Company since 2006, will succeed Mr. Sblendorio as Chief Financial Officer.
Mr. Sblendorio will continue as a strategic advisor to Clive Meanwell, MD, PhD, Chief Executive Officer of the company, until the end of March.
“Glenn has supported The Medicines Company for more than 14 years and he has been and remains my friend and confidant,” said Dr. Meanwell. “I am grateful for the wisdom, patience and perseverance that Glenn brought to our work together. He has played a key role in accumulating so many of the existing products that will help define our future. I thank him for all he has done for the company and wish him well in the future.”
Remarking on his retirement, Mr. Sblendorio said, “I feel we have accomplished a great deal at The Medicines Company over the last several years, building the portfolio and managing the company through several business challenges. I am most proud to be leaving the Company with its market cap at an all-time high.”
Mr. Sblendorio has been a Director at The Medicines Company since July 2011 and has been the company’s Chief Financial Officer and President since February 2012. Prior to joining the company, Mr. Sblendorio was Executive Vice President and Chief Financial Officer of Eyetech Pharmaceuticals, Inc. and the Chief Executive Officer and Managing Director of MPM Capital Advisors, LLC, an investment bank specializing in healthcare related transactions. His pharmaceutical experience also includes 12 years at Hoffmann-LaRoche, Inc., a pharmaceutical company, in a variety of senior financial positions. Sblendorio currently serves as a Director of Amicus Therapeutics, Inc., a biopharmaceutical company, Intercept Pharmaceuticals, Inc., a biopharmaceutical company and Ophthotech Corporation, an ophthalmology company.
About The Medicines Company
The Medicines Company's purpose is to save lives, alleviate suffering and contribute to the economics of healthcare by focusing on 3,000 leading acute/intensive care hospitals worldwide. Its vision is to be a leading provider of solutions in three areas: serious infectious disease care, acute cardiovascular care and surgery and perioperative care. The company operates in the Americas, Europe and the Middle East, and Asia Pacific regions with global centers today in Parsippany, NJ, USA and Zurich, Switzerland.